SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	[ X ]

Check the appropriate box:

[	] Preliminary Proxy Statement
[	] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[	] Definitive Proxy Statement
[	] Definitive Additional Materials

[ X ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

TRI-VALLEY CORPORATION

(Name of Registrant as Specified in its Charter)

Filed on Behalf of the Board of Directors

(Name of Person(s) Filing Proxy Statement,

if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required.

[	] Fee computed on table below per Exchange Act Rules 14a6(i)(1) and 0-11.
[	] Fee paid previously with preliminary materials.

[ ] Check box if any part of fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Tri-Valley Corporation

4550 California Avenue, Suite 600

Bakersfield, California 93309

Office: 661-864-0500

Fax: 661-864-0600

September 18, 2009

Dear Fellow Shareholders:

As noted in our shareholder letter of June 3, 2009, the Annual Shareholder Meeting will be held at 9:30 AM Saturday, October 17, 2009 at the Four Points Sheraton Hotel, 5101 California Avenue, Bakersfield, California.

We are still awaiting SEC approval of a final proxy statement to send out. Your vote on the matters listed in the preliminary proxy statement is not being solicited at this time. We will mail a final proxy statement and proxy ballot before the meeting and explain the procedure to make sure your vote is counted. This letter is to assure you that the meeting will be held as originally planned.

We take this opportunity to update you on Tri-Valley’s projects:

Our main oil project at Pleasant Valley in the Oxnard, California oilfield is nearing completion of the “mosquito bill” installation in seven horizontal wells for more effective steaming. We have two wellbores left to go which should be done and steaming as early October. We expect to always be producing from some wellbores while others are being steamed.

Our Shorty Creek gold property near Livengood, Alaska is drawing industry interest due to additional data we have recently revealed that indicates a majority of the trend in an emerging major gold play is on our claim block. On Friday, September 11, the market picked up on this and more than 6.2 million TIV shares traded to a close of $3.10. Lots of profit taking since then, but we are working on effecting a deal to further advance the value of the property for the benefit of the shareholders. You might want to check the website of our Shorty Creek neighbor, International Tower Hill at www.ithmines.com to better understand the situation and our opportunity.

This letter is being sent by the Chairman of the Board of TIV. Please read our definitive proxy statement which will be filed with the SEC and will contain important information that you should consider before making any decisions about the proposals to be voted on at our annual meeting. When completed, our proxy statement will be mailed to all TIV shareholders and will be available at no charge at the SEC’s web site at http://sec.gov or from TIV by contacting us at 661-864-0500.

We look forward to seeing you at the meeting and reporting additional project advances.

Sincerely,

/s/ F. Lynn Blystone

F. Lynn Blystone

Chairman of the Board

and Chief Executive Officer

Safe Harbor Statement:

This document includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as, I, we, TVC, its board of directors or management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

You are urged to carefully consider important factors that could cause actual results to differ materially from the expectations of TVC, its board of directors or management. For a detailed discussion of these factors, see the Risk Factors discussion in Item 1A of the Company's most recent SEC Form 10-K for the year ended December 31, 2008. The forward-looking statements included in this document are made only as of the date of this letter, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

This is a notice of annual meeting. Your vote at the annual meeting is not being solicited at this time. A final, definitive proxy statement and a proxy ballot to record your vote will be mailed to shareholders of record prior to the shareholders’ meeting.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TRI-VALLEY CORPORATION

4550 California Avenue, Suite 600

Bakersfield, California 93309

Meeting to be Held:

Date:	Saturday, October 17, 2009	Place:	Four Points Sheraton Bakersfield
Time:	9:30 A.M. (P.D.T.)		5101 California Avenue Bakersfield, California 93309

Matters to be Voted on:

1.	Electing seven directors to serve for the ensuing year;

2.	Amending the Certificate of Incorporation to increase the authorized number of preferred shares from 5,000,000 to 20,000,000.

3.	Amending the Certificate of Incorporation to permit the Board of Directors to issue preferred stock in series and determine the terms of each series.

4.	Transacting such other business as may properly come before the meeting and any adjournment thereof.

Who May Attend and Vote at the Meeting:

Shareholders of record at the close of business on August 18, 2009, and valid proxy holders may attend and vote at the meeting. If your shares are registered in the name of a brokerage firm or trustee and you plan to attend the meeting, please obtain from the firm or trustee a letter or other evidence of your beneficial ownership of those shares to facilitate your admittance to the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please cast your vote by returning the enclosed proxy ballot. You may also vote in person if you attend the shareholders’ meeting.

By order of the Board of Directors,

F. Lynn Blystone

Chairman and Chief Executive Officer